Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact: Frederick A. Marcell Jr., CEO

Christopher E. Bell, CFO

Telephone: 215-646-5405

WILLOW GROVE BANCORP, INC.  ANNOUNCES
SECOND QUARTER RESULTS AND INCREASES CASH DIVIDEND

Maple Glen, Pennsylvania – (January 26, 2005) Willow Grove Bancorp, Inc. (the “Company”) (Nasdaq/NMS: WGBC), the holding company for Willow Grove Bank (the “Bank”), reported net income of $2.0 million, or $0.21 diluted earnings per share, for the quarter ended December 31, 2004.  This compares to net income of $1.5 million, or $0.15 diluted earnings per share, for the quarter ended December 31, 2003.  Net income for the six-month period ended December 31, 2004 was $3.8 million, or $0.40 diluted earnings per share compared to net income of $3.1 million, or $0.31 diluted earnings per share, for the comparable six-month period ended December 31, 2003. Mr. Frederick A. Marcell Jr., President and CEO of the Company stated: “I’m pleased with the significant improvement in our core earnings in what continues to be a very challenging interest rate environment.  Our net interest margin and our efficiency ratio for the quarter and six-months ended December 31, 2004 showed marked improvement when compared to the comparable periods in 2003.  Our commitment to improving earnings will be assisted greatly by our proposed strategic acquisition of Chester Valley Bancorp which we announced last week.” The Board of Directors also approved a $0.12 cash dividend per share.

The Company’s total assets amounted to $993.1 million at December 31, 2004, an increase of $71.5 million, or 7.8% from June 30, 2004.  The increase in assets primarily resulted from a combination of an increase in securities available for sale and held to maturity of $48.1 million in the aggregate, or 14.4%, and in net loans receivable of $37.0 million, or 7.1%.

Total liabilities amounted to $887.2 million at December 31, 2004, an increase of $69.4 million from June 30, 2004. The increase in liabilities primarily resulted from an increase in borrowings of $57.1 million, or 27.7% from June 30, 2004 to December 31, 2004, which was directly related to the utilization of additional advances from the Federal Home Loan Bank (“FHLB”) to fund asset growth and extend liability maturities. To a lesser extent, the increase in liabilities was due to an increase in total deposits of

$12.5 million, or 2.1% to $615.6 million at December 31, 2004 compared to $603.1 million at June 30, 2004.  Core deposits, which include savings, checking and money market accounts, declined $5.1 million, or 1.6% during the six-month period.  The decrease in core deposits was primarily related to declines in savings and checking accounts, which was partially offset by increases in money market accounts.

Total stockholders’ equity increased $2.2 million to $106.0 million at December 31, 2004.  The change in stockholders’ equity was primarily the result of net income of $3.8 million and a $1.8 million increase in accumulated other comprehensive income which was partially offset by dividend payments of $2.0 million in the aggregate and the repurchase of 137,477 shares of Company common stock in the open market during the six-month period at an aggregate cost of $2.3 million, or an average of $16.61 per share.

Net interest income for the three-month and six-month periods ended December 31, 2004 was $7.9 million, and $15.3 million, respectively. This compares to $6.4 million and $12.6 million in net interest income for the prior year comparable periods.  The increases in the Company’s net interest income in the three-and six-month periods ended December 31, 2004 over the prior year comparable periods primarily were the result of increases in the average balances of the Company’s loan and securities portfolios. In addition, the Company’s net interest spread, representing the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, increased by 11 basis points and 21 basis points in the respective three- and six-month periods ended December 31, 2004 over the prior year comparable periods. The increases in net interest spread were due to increases in the yield on interest earning assets, primarily related to increased taxable securities yields. In addition, the Company continued to benefit from lower interest costs on its deposits and borrowings.

The Company’s net interest margin was 3.29% for the three-month and six-month periods ended December 31, 2004, an increase of four basis points and 13 basis points, respectively, compared to the three-month and six-month periods ending December 31, 2003.  The increase in net interest margin for the three and six month periods ended December 31, 2004 was primarily the result of an increase in net interest income, which more than offset the decline in the ratio of average interest-earning assets to average interest-bearing liabilities.

The Company’s provision for loan losses increased $259,000, to $360,000 for the three months ended December 31, 2004 compared to $101,000 for the corresponding prior fiscal year period. For the six months ended December 31, 2004, the provision for loan losses increased $371,000, to $531,000 compared to $160,000 for the six months ended December 31, 2003. The increases in our provisions for loan losses in the three-month and six-month periods ended December 31, 2004 over the prior year comparable periods were primarily related to our continued loan portfolio growth and diversification. At

December 31, 2004, our ratio of non-performing loans to total loans was 0.49% compared to 0.94% at December 31, 2003.  The ratio of our allowance for loan losses to non-performing loans at December 31, 2004 was 203.79% compared to 128.35% at December 31, 2003.  The Company’s allowance for loan losses amounted to $5.7 million, or 1.01% of total loans at December 31, 2004, compared to $5.2 million, or 0.99% of total loans at June 30, 2004.

Non-interest income increased $37,000, or 4.5% to $865,000 for the three-month period ended December 31, 2004 compared to $828,000 for the similar period in the prior fiscal year. For the three-month period ended December 31, 2004 compared to the three months ended December 31, 2003, the increase was a combination of an increase in realized gain on the sale of loans held for sale of $93,000 and increased loan servicing income of $57,000, partially offset by a decline in realized gains on the sale of securities available for sale of $95,000.  Non-interest income decreased $523,000, or 24.3% to $1.6 million for the six-month period ended December 31, 2004 compared to $2.2 million in the prior year period.  The decrease in non-interest income for the six–month period ended December 31, 2004 compared to the six-months ended December 31, 2003, was primarily a result of a decline in realized gains on the sale of securities available for sale and loans held for sale of $498,000 and $100,000, respectively, partially offset by increased loan servicing income of $218,000 related to originated mortgage servicing rights.

Non-interest expense increased $356,000 or 7.0% to $5.4 million for the three-month period ended December 31, 2004 compared to $5.1 million for the similar prior year period.  Non-interest expense increased $651,000, or 6.4% to $10.8 million for the six-month period ended December 31, 2004 compared to $10.1 million for the similar year period.  Increases for the three-month and six-month periods ending December 31, 2004 over the prior year comparable periods were primarily the result of increases in professional fees of $125,000 and $68,000, respectively, compensation and benefits expense of $124,000 and $41,000, respectively, and in other expenses of $51,000 and $305,000, respectively. The increase in other expenses for the six months ended December 31, 2004 was primarily related to a previously disclosed $75,000 write down of other real estate owned (“REO”) as well as other increases in administrative costs.

The Company also announced that its Board of Directors, at its January 25, 2005 meeting, declared a $0.12 cash dividend on each share of common stock of the Company payable on February 18, 2005 to stockholders of record at the close of business February 4, 2005.

Willow Grove Bancorp, Inc. is the holding company for Willow Grove Bank, a federally chartered, well-capitalized, FDIC-insured savings bank.  The Bank was founded in 1909 and conducts its business from its headquarters in Maple Glen, Pennsylvania.  Its banking office network now has 14 offices located throughout Montgomery, Bucks, and Philadelphia counties.  Additional information is available at:  www.willowgrovebank.com.

This news release contains certain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended June 30, 2004, and its other periodic and current reports filed thereafter describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. “I’m pleased with the significant improvement in our core earnings in what continues to be a very challenging interest rate environment.  Our net interest margin and our efficiency ratio for the quarter and six-months ended December 31, 2004 showed marked improvement when compared to the comparable periods in 2003.  Our commitment to improving earnings will be assisted greatly by our proposed strategic acquisition of Chester Valley Bancorp which we announced last week.”

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

Willow Grove and Chester Valley will be filing relevant documents concerning the merger with the Securities and Exchange Commission, including a registration statement on Form S-4 containing a prospectus/proxy statement.  WE URGE INVESTORS TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  Investors will be able to obtain these documents free of charge at the SEC’s website, www.sec.gov.  In addition, documents filed with the SEC by Willow Grove will be available free of charge from the Secretary of Willow Grove, Welsh and Norristown Roads, Maple Glen, Pennsylvania 19002, and documents filed with the SEC by Chester Valley will be available free of charge from the Secretary of Chester Valley, 100 East Lancaster Avenue, Downingtown, Pennsylvania 19335.  The directors and executive officers of Chester Valley and Willow Grove may be deemed to be participants in the solicitation of proxies to approve the merger.  Information about the directors and executive officers of Chester Valley and ownership of Chester Valley common stock is set forth in the proxy statement filed by Chester Valley with the SEC on September 10, 2004).  Information about the directors and executive officers of Willow Grove and ownership of Willow Grove common stock is set forth in the proxy statement filed by Willow Grove with the SEC on October 8, 2004).  Additional information about the interests of those participants may be obtained from reading the definitive prospectus/proxy statement regarding the proposed acquisition when it becomes available.  CHESTER VALLEY INVESTORS SHOULD READ THE PROSPECTUS/PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

WILLOWGROVE BANCORP, INC.

(Unaudited Selected Financial and Other Data)

	At December 31, 2004	At June 30, 2004
	(Dollars in thousands, except per share data)
Selected Financial Condition Data:
Total assets	$993,120	$921,592
Cash and cash equivalents	25,587	39,445
Loans receivable, net	561,167	524,189
Loans held for sale	1,540	1,136
Securities available-for-sale	195,581	234,207
Securities held to maturity	185,212	98,513
Deposits	615,639	603,115
FHLB advances	263,240	206,168
Stockholders’ equity	105,954	103,776
Book value per diluted common share	11.24	10.77

	Three Months Ended		Six Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
	(Dollars in thousands, except per share data)		(Dollars in thousands, except per share data)
Selected Operating Statement Data:
Interest income	$12,517	$10,197	$24,028	$20,293
Interest expense	4,645	3,756	8,765	7,716
Net interest income	7,872	6,441	15,263	12,577
Provision for loan losses	360	101	531	160
Total non-interest income	865	828	1,632	2,155
Total non-interest expense	5,423	5,067	10,773	10,122
Income tax expense	948	626	1,781	1,354
Net income	2,006	1,475	3,810	3,096
Diluted earnings per share	0.21	0.15	0.40	0.31

Selected Other Data:
Average yield interest-earning assets (1)	5.22%	5.12%	5.17%	5.09%
Average cost interest-bearing liabilities (1)	2.32	2.33	2.26	2.39
Average interest rate spread (1)	2.90	2.79	2.91	2.70
Return on average assets (1)	0.81	0.71	0.79	0.75
Return on average equity (1)	7.49	5.37	7.11	5.56
Net interest margin (1)	3.29	3.25	3.29	3.16
Ratio of non-performing assets to total assets at period end	0.36	0.56	0.36	0.56
Ratio of non-performing loans to total loans at period end	0.49	0.94	0.49	0.94
Ratio of allowance for loan losses to total loans at period end	1.01	1.22	1.01	1.22
Ratio of allowance for loan losses to non-performing loans at period end	203.79	128.35	203.79	128.35
Efficiency ratio	64.74	69.71	63.76	68.71
Full service banking offices at period end	14	14	14	14

(1) Annualized for the three and six months ended December 31, 2004 and 2003

Consolidated, Condensed Statements of Financial Condition

(Dollars in thousands)	At December 31, 2004	At June 30, 2004
Assets
Total cash and cash equivalents	$25,587	$39,445
Securities:
Available for sale	195,581	234,207
Held to maturity	185,212	98,513
Loans	566,867	529,409
Allowance for loan losses	(5,700)	(5,220)
Loans held for sale	1,540	1,136
Other assets	24,033	24,102
Total assets	$993,120	$921,592

Liabilities and stockholders’ equity
Deposits	$615,639	$603,115
Federal Home Loan Bank advances	263,240	206,168
Other liabilities	8,287	8,533
Total stockholders’ equity	105,954	103,776
Total liabilities and stockholders’ equity	$993,120	$921,592

Consolidated, Condensed Statements of Operations

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
(Dollars in thousands)	2004	2003	2004	2003
Total interest income	$12,517	$10,197	$24,028	$20,293
Total interest expense	4,645	3,756	8,765	7,716
Net interest income	7,872	6,441	15,263	12,577
Provision for loan losses	360	101	531	160
Non-interest income:
Service charges and fees	566	568	1,076	1,188
Realized gain on sale of loans	204	111	250	350
Realized gain on sale of securities	—	95	12	510
Other non-interest income	95	54	294	107
Total non-interest income	865	828	1,632	2,155
Non-interest expense:
Compensation and employee benefits	3,240	3,116	6,383	6,342
Occupancy	401	364	791	730
Professional fees	312	187	493	425
Other expense	1,470	1,400	3,106	2,625
Total non-interest expense	5,423	5,067	10,773	10,122
Income before income taxes	2,954	2,101	5,591	4,450
Income tax expense	948	626	1,781	1,354
Net Income	$2,006	$1,475	$3,810	$3,096

This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”).  The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance.  These non-GAAP measures consist of adjusting the yield on tax-exempt municipal securities to a tax-equivalent basis.  Management believes that presentation of financial measures on a tax-equivalent basis provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core business.  These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies.

	Average Balance Sheet For The Three Months Ended
	December 31, 2004			December 31, 2003
(Dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Total loans	$560,006	$8,476	6.02%	$450,015	$7,252	6.42%
Securities - taxable	361,072	3,732	4.10	299,195	2,690	3.58
Securities - nontaxable - adjusted to a taxable equivalent yield	20,505	334	6.46	17,700	289	6.50
Other interest-earning assets	19,568	78	1.58	32,461	49	0.60
Total interest-earning assets	961,151	12,620	5.22	799,371	10,280	5.12
Total deposits	542,529	2,493	1.82	498,321	2,376	1.90
Total borrowings	253,222	2,152	3.37	143,457	1,380	3.83
Total interest-bearing liabilities	795,751	4,645	2.32	641,778	3,756	2.33
Net interest income/net interest spread		$7,975	2.90%		$6,524	2.79%
Net interest margin			3.29%			3.25%
Ratio of average interest-earning assets to average interest-bearing liabilities			120.79%			124.56%
Tax equivalent adjustments		$103			$83
Net interest margin, no tax adjustment			3.25%			3.21%

	Average Balance Sheet For The Six Months Ended
	December 31, 2004			December 31, 2003
(Dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Total loans	$551,874	$16,615	5.99%	$434,062	$14,405	6.61%
Securities - taxable	340,191	6,835	3.99	302,988	5,305	3.48
Securities - nontaxable - adjusted to a taxable equivalent yield	19,698	643	6.48	17,540	572	6.49
Other interest-earning assets	19,897	133	1.33	46,281	176	0.76
Total interest-earning assets	931,660	24,226	5.17	800,871	20,458	5.09
Total deposits	529,930	4,670	1.75	506,240	5,065	1.99
Total borrowings	238,239	4,095	3.41	134,863	2,651	3.91
Total interest-bearing liabilities	768,169	8,765	2.26	641,103	7,716	2.39
Net interest income/net interest spread		$15,461	2.91%		$12,742	2.70%
Net interest margin			3.29%			3.16%
Ratio of average interest-earning assets to average interest-bearing liabilities			121.28%			124.92%
Tax equivalent adjustments		$198			$165
Net interest margin, no tax adjustment			3.25%			3.12%

Loan Portfolio

	At December 31, 2004		At June 30, 2004
(Dollars in thousands)	Amount	Percentage of Total	Amount	Percentage of Total
Mortgage loans:
Single-family residential	$195,444	34.41%	$181,049	34.15%
Commercial real estate and multi-family residential	185,789	32.71	180,881	34.12
Construction	69,420	12.22	57,014	10.75
Home equity	94,333	16.61	91,848	17.32
Total mortgage loans	544,986	95.96	510,792	96.34
Consumer loans	1,763	0.31	1,678	0.32
Commercial business loans	21,216	3.74	17,686	3.34
Total loans receivable	$567,965	100.00%	$530,156	100.00%

Deposit Composition

	At December 31, 2004		At June 30, 2004
(Dollars in thousands)	Amount	Percent of total	Amount	Percent of total

Savings accounts	$84,604	13.7%	$91,879	15.2%
Money market accounts	103,681	16.8	99,455	16.5
Certificates of deposit	297,207	48.3	279,534	46.4
Interest-bearing checking accounts	53,106	8.6	56,350	9.3
Non-interest-bearing checking accounts	77,041	12.5	75,897	12.6
Total	$615,639	100.0%	$603,115	100.0%